Exhibit 4.2

Registered Certificate No.: [            ]

HIMAX TECHNOLOGIES, INC.

(Incorporated under the laws of the Cayman Islands)

SHARE CERTIFICATE

PRINCIPAL REGISTER: THE CAYMAN ISLANDS

THIS IS TO CERTIFY THAT THE UNDER-MENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID AND NONASSESSABLE ORDINARY SHARES, WITH PAR VALUE OF US$0.0001 PER SHARE AS DETAILED BELOW IN THE CAPITAL OF THIS COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

Name and
Address of Shareholder
NUMBER OF SHARES: - -

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON [            Date            ]

For and on behalf of
Butterfield Fund Services (Cayman) Limited

As the Share Registrar for Himax Technologies, Inc.

No transfer of any of the Shares comprised in this Certificate will be recognised without the production of this Certificate.